Exhibit 99.21

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

ARTICLES OF ASSOCIATION OF GRUPO AUDIOVISUAL MEDIASET. ESPANA COMUNICACION, S.A. SOCIEDAD ANONIMA r-.o. 4l9L _ -..,,114 _ Ml SOl.tDAIJ VALcAR El CONDE Traductora-lnterprete Jurada de INGLEs .) r,

TABLE OF CONTENTS

TITLE ONE 6

Article 1. Name ... *6*

Article 2. Corporate purpose ... *6*

Article 3. Term of the Company and start of operations ... *7*

Article 4. Registered office ... *7*

TITLE TWO 7

Article 5. Share capital ... *7*

Article 6. Representation of shares ... *8*

Article 7. Shareholder rights ... *8*

Article 8. Multiple ownership ... *8*

Article 9. Transfer of shares ... *9*

Article 10. Outstanding payouts ... *9*

Article 11. Capital increase ... *9*

Article 12. Authorised capital ... *10*

Article 13. Pre-emptive rights and their disapplication ... *10*

Article 14. Capital reduction ... *11*

Article 15. Compulsory redemption ... *11*

TITLE THREE 12

Article 16. Issuance of debentures ... *12*

Article 17. Convertible and exchangeable debentures ... *12*

Article 18. Other securities ... *12*

TITLE FOUR 13

Chapter One ... 13

Mª SOLEDAD VALCÁRCEL CONDE
Traductora-Intérprete Jurada de INGLÉS
N.º 4195

Article 19. *Powers* *13*

Article 20. *Principles of action* *14*

Chapter Two 14

Article 21. *Regulation of the General Meeting* *14*

Article 22. *Classes of General Meeting* *15*

Article 23. *Calling of General Meeting* *15*

Article 24. *Place and time of meeting* *16*

Article 25. *Qourum* *17*

Article 26. *Universal meeting* *17*

Article 27. *Attendance rights* *17*

Article 28. *Rpresentation at the General Meeting* *18*

Article 29. *Presiding board of the General Meeting* *18*

Article 30. *List of attendees* *19*

Article 31. *Deliberation of the General Meeting* *19*

Article 32. *Right to information* *20*

Article 33. *Voting* *21*

Article 34. *Passing of resolutions* *22*

Article 35. *General meeting minutes* *23*

Chapter Three 23

Article 36. *Board of directors regulation* *24*

Article 37. *Powers of administration and supervision* *24*

Article 38. *Powers of representation* *27*

Article 39. *Quantitative composition of the board of directors* *28*

Article 40. *Qualitative composition of the board of directors* *28*

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Traductora-Intérprete Jurada de INGLÉS
N.º 4195

Article 41. *Appointment of directors* *29*

Article 42. *Board of director posts* *29*

Article 43. *Convening board meetings* *31*

Article 44. *Meetings of the board of directors* *31*

Article 45. *Functioning of meetings* *32*

Article 46. *Board resolutions* *32*

Article 47. *. Minutes of Board meetings* *33*

Chapter Four 33

Article 48. *Delegated bodies and internal committees of the board* *33*

Article 49. *Executive committee* *34*

Article 50. *Audit and compliance committee* *35*

Article 51. *Appointments and remunerations committee* *38*

Chapter Five 40

Article 52. *General obligations of a director* *40*

Article 53. *Powers of information and inspection* *41*

Article 54. *Term of office of director* *41*

Article 55. *Resignation and cessation of directors* *42*

Article 56. *Directors' remuneration* *42*

TITLE FIVE 45

Article 57. *Telematic communications* *45*

TITLE SIX 45

Article 58. *Financial year* *45*

Article 59. *Preparation of financial statements* *45*

Article 60. *Verification of financial statements* *45*

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Article 61. *Approval of financial statementsand distribution of profit/loss* 46

Article 62. *Filing of the approved financial statements* 47

TITLE SEVEN 47

Article 63. *Dissolution of the Company* 47

Article 64. *Liquidation* 47

Article 65. *Surviving assets and liabilities* 48

TITLE EIGHT 48

Article 66. *Jurisdiction* 48

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Traductora-Intérprete Jurada de INGLÉS
N.º 4195

ARTICLES OF ASSOCIATION OF GRUPO AUDIOVISUAL MEDIASET ESPANA COMUNICACION, S.A., SOCIEDAD ANONIMA TITLE ONE GENERAL PROVISIONS ARTICLE 1. NAME The Company is called "Grupo Audiovisual Mediaset Espana Comunicacion, S.A." (the "Company"), and is governed by these Articles of Association and by the provisions applicable ·at any given time. ARTICLE 2. Corporate purpose l. The company's purpose is: (a) The provision of radio and television audiovisual communication services, whether on reques1 or not, paid or not, mobile or not, regardless of the territorial scope of coverage and the means of transmission, in accordance with the Spanish Law 7/2010 on General Audiovisual Communication (Ley 712010, General de Comunicaci6n Audiovisual). (b) The management and operation of radio, television or any other means of communication in any of it.s fonns of provision, distribution or broadcasting, whether by terrestrial, satellite, cable or Internet, analogue or digitaL (c) The creation, acquisition, production, co-production, editing, filming or recording, reproduction, broadcasting, dissemination, distribution, marketing and exploitation in any form of any works or recordings, whether sound, audiovisual, written or computer works, as well as the rights relating to such works. (d) The organisation and production of cultural, sport, musical or any other type of event, as well as the acquisition and exploitation in any form of any kind of rights inherent to the cultural, sport, musical or any type of event. (e) The creation, acquisition, marketing and exploitation in any form, directly or indirectly, of trademarks, patents and any other type of industrial, intellectual or - 6748 Ml SOLE!lAO VALcARC£l CONDE Traduttora·ll'!terprcteJurada d"INGL!!s -1 9,:::.!. _

image property rights, as well as of any objects, models or methods capable of serving as a support for the exploitation of the foregoing rights.

(f) The realisation and execution of advertising projects and the tasks related to the contracting, intermediation, and dissemination of advertising messages in any of their possible modalities, through any means of dissemination or social communication.

(g) The performance of activities related, directly or indirectly, to marketing, merchandising and any other commercial activities.

(h) The provision of advisory services, consultancy, research, management, administration, installation, agency, representation, market research related to the above activities, as well as the purchase, sale and exploitation of movable and immovable property.

2. The activities making up the corporate purpose described in section one above may also be carried out indirectly, through participation in entities or companies with an identical or similar purpose.

ARTICLE 3. TERM of the Company and start of operations

The Company is incorporated for an indefinite term.

ARTICLE 4. Registered office

1. The Company has its registered office at Carretera de Fuencarral a Alcobendas, 4, 28050 Madrid.

2. The Board is also competent to decide on or to agree on the creation, elimination or transfer of branches and offices both within the national territory and abroad.

TITLE TWO

SHARE CAPITAL AND SHARES

ARTICLE 5. Share capital

1. The share capital amounts to ONE HUNDRED AND NINETY MILLION SIXTY THOUSAND EUROS (€190,060,000).

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2. The share capital is divided into ONE HUNDRED NINETY MILLION SIXTY THOUSAND (190,060,000) ordinary, cumulative and indivisible shares of 1 euro nominal value each, numbered consecutively from one to one hundred and ninety million and sixty thousand (190,060,000), both inclusive.

3. All shares have been fully paid up.

ARTICLE 6. Representation of shares

The shares will be represented by registered titles, which may be single or multiple.

ARTICLE 7. Shareholder rights

1. A share confers on its legitimate holder the status of shareholder and confers at least the following rights, the scope of which is defined by law and the Articles of Association:

   (a) A share in the distribution of the corporate earnings and in the assets resulting from the liquidation.

   (b) Pre-emptive subscription right on the issue of new shares or debentures convertible into shares.

   (c) The right to attend and vote at General Meetings.

   (d) The right to challenge company agreements.

   (e) The right to information.

2. Shareholders will exercise their rights and perform their duties towards the Company in accordance with the requirements of good faith and respecting the corporate interest.

ARTICLE 8. Multiple ownership

1. The shares are indivisible. Joint owners of a share must designate a single person for the exercise of shareholder rights, and will be jointly and severally liable to the Company for any obligations that may derive from shareholder status.

2. In the case of usufruct, pledge and other limited rights on the shares, the exercise of shareholder rights will correspond respectively to the bare owner, the pledged debtor and to the holder of direct title.

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3. The rules contained in the above paragraphs only apply to the Company. For internal relations, any agreements reached by the parties will be applicable.

ARTICLE 9. TRANSFER OF SHARES

1. The shares and the economic rights deriving therefrom, including pre-emptive rights, may be transferred by any means permitted by law, subject, where appropriate, to the requirements established by the sector legislation in force.

2. Transfers of new shares may not take effect until the capital increase has been entered in the Mercantile Registry.

ARTICLE 10. Outstanding payouts

1. Where there are partially paid-up shares, the shareholder must pay them up in the manner and within the period determined by the board of directors.

2. The Board must agree to pay the part of the unpaid capital within a maximum period of five years from the date of incorporation of the Company or the agreement to increase the share capital.

3. A shareholder who is in arrears in the payment of outstanding payouts may not exercise their right to vote. The amount of their shares will be deducted from the share capital to calculate the quorum. Nor will such shareholder be entitled to receive dividends or to pre-emptive subscription for new shares or convertible bonds.

   Once the amount of the outstanding payouts together with the interest owed has been paid, the shareholder may claim payment of the outstanding payouts not fallen due, but may not claim pre-emptive subscription, if the period for exercising it has already elapsed.

ARTICLE 11. CAPITAL INCREASE

1. The share capital may be increased by resolution of the General Meeting with the requirements established by law and in accordance with the different modalities authorised by the law. The capital increase may be executed via the issue of new shares or an increase in the nominal value of outstanding shares and, in both cases, the equivalent value may consist of monetary or non-monetary contributions to the

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Company's assets, including the offsetting of loans, or the transformation of available profits or reserves into share capital. The capital increase may be carried out partly from new contributions and partly from reserves.

2. When the capital increase has not been fully subscribed within the period indicated for this purpose, the capital will be increased by the amount effectively subscribed, unless the agreement expressly provides otherwise.

ARTICLE 12. AUTHORISED capital

1. The General Meeting, subject to the requirements established for the modification of the Articles of Association and within the limits and conditions established in the Law, may delegate to the board of directors the power to undertake one or more times the capital increase up to the maximum permitted by the law at the time and in the amount decided by the board of directors.

2. The General Meeting may also delegate to the board of directors the power to execute the resolution already passed to increase the share capital, within the periods provided for by law, indicating the date or dates on which it must take effect and fixing its conditions in all matters not provided for by the General Meeting. The Board may make use of all or part of the delegation, or even refrain from executing it in consideration of conditions in the market, of the Company itself or of any fact or event of special significance that justifies such decision in its opinion. It will report it to the first General Meeting held after the term granted for its execution has expired.

ARTICLE 13. Pre-emptive rights and their disapplication

1. In share capital increases with the issue of new shares, whether ordinary or privileged, former shareholders and holders of convertible debentures may exercise, within the period granted to them for this purpose by the Company's board of directors and that may not be less than one month following notice of the shareholders or the publication of the announcement of the subscription offer for the new issuance in the Official Gazette of the Mercantile Register, the right to subscribe a number of shares that is proportional to the face value of the shares that they hold or that would correspond to holders of convertible debentures were they to exercise the conversion right at that time.

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2. Pre-emptive rights will be transferable under the same conditions as the shares from which they derive. 3. The General Shareholders Meeting may decide to excfude, in whole or in part, the pre emptive right owing to the requirements of the corporate interest in situations and under the conditions provided for by law. In particular, it may be understood that there.are sufficient reasons of corporate interest to justify the disapplication of the pre-emptive right of purchase when this is necessary to facilitate (i) the cquisition of assets - eluding holdings in ot er companies-suitab e for the development of the corporate purpose; (ii) the incorporation of an industrial or technological partner; and (iii) in general, the carrying out of a transaction that is in the interest of the Company. ARTICLE 14. Capital reduction 1. A reduction in capital may be carried out by reducing the nominal value of the shares, cancelling them or grouping them for exchange. In all cases, its purpose may be the repayment of contributions, the cancellation of the obligation to make outstanding contributions, the creation or increase of reserves, the re-establishment of the balance between capital and the Company's assets that has diminished as a result of losses, or several of the aforementioned purposes simultaneously. 2. In the case of a reduction in capital through the repayment of contributions, payment to shareholders may be made, in whole or in part, in kind, provided that the conditions laid down in Article 61.5ofthe Articles of Association are met. ARTICLE 15. COMPULSORY REDEMPTION The General Meeting may resolve, in accordance with the applicable regulations, to reduce the share capital in order to redeem a specific group of shares, provided that such group is defmed on the basis of substantive, uniform and non-discriminatory criteria. In such a case, the measure must be approved by the General Meeting by the majority of both the shares of the shareholders belonging to the affected group and the shilfes of the other shareholders remaining in the Company. 11/48

TITLE THREE DEBENTURES AND OTHER SECURITIES ISSUANCE OF DEBENTURES ARTICLE16. 1. The Board will be competent to decide on the issue and admission to trading of simple debentures, as well as to agree on the granting of guarantees for the issue of debentures. 2. The General Shareholders Meeting will be competent to decide on the issuance of debentures convertible into shares or debentures entitling holders to a share in the Company's.profits. 3. . The General Meeting may also authorise the board of directors to.determine the time at . which the agreed instruments are to be issued, and to establish any other conditions not provided for in the General Meeting's resolution. ARTICLE17. Convertible and exchangeable debentu res 1. Convertible and/or exchangeable debentures may be issued with a fixed (determined or determinable) exchange ratio or with a variable exchange ratio. The issue agreement will determine whether the power of conversion or exchange corresponds to the holder or to the Company or, if applicable, whether the conversion will necessarily take place at a given time. 2. The pre-emptive right of purchase for convertible debentures may be cancelled in· accordance with the law and in accordance with the Articles of Association applicable to the cancellation of the pre-emptive right of purchase for shares. ARTICLE 18. Other securities 1. The Company may issue promissory notes, warrants or marketable securities other than those provided for in the preceding articles. The General Meeting may also authorise the board of directors to determine the time at which the agreed instruments are to be issued, and to establish any other conditions not provided for in the General Meeting's resolution. ll41 12/48 Ml SOlEL)A,u \!ALcARO:L C Nt.:t Traductora-lnt rprcte Juraca de :NG L S 'N. 95 .

2. The Company may also provide a guarantee for issues of securities made by its subsidiaries. TITLE FOUR GOVERNANCE AND MANAGEMENT OF THE COMPANY Chapter One Company bodies ARTICLE 19. POWERS 1. The governing bodies of the Company are the General Shareholders Meeting, the board of directors and the delegated bodies created within. the latter. 2. The General Meeting has the power to decide on all matters attributed to it by law or by these Articles of Association. Inparticular, and by way of illustration only, it will decide on the following matters: (a) Approval of the directors' report .and financial statements, the distribution of profit/loss and the approval of corporate governance. (b) Appointment, re-election, ratification and dismissal of directors, appointment and dismissal of liquidators, and, where. necessary, auditors, and the initiation of company actions in relation to the liability of any of these persons. (c) Authorisation of transactions outside the corporate purpose. (d) Amendment of the Articles of Association. (e) Increasing or decreasing the share capital. (f) The disapplication or Limitation of the pre-emptive right of purchase. (g) Approval of acquisition, disposal or transfer of essential assets to another company. Such assets or activities are presumed to have an essential nature when the amount of the transaction exceeds twenty five percent (25%) of the value of the assets listed in the last approved balance sheet. 13/48

(h) The transformation, merger, de-merger or wholesale transfer of assets and liabilities and the transfer of its registered office abroad. (i) Approval ofthe dissolution of the Company. G) Approval of the final liquidation balance sheet as well as the transactions whose effect is equivalent to that of the liquidation of the Company. (k) Approval of the establishment of remuneration systems for directors and senior executives of the Company consisting of the delivery of shares or stock options, or remuneration linked to the value of the shares. (1) Approval of the iss ce of debentures and _other marketable sec ities. (m) Authorising the derivative acquisiti0n of treasury shares. (n) :Any other matters determined by the law or the Articles of Association. 3. Any authorities that are not legally or statutorily attributed to the General Meeting are held by the board of directors. ARTICLE20. Principles of action 1. All the Company's bodies must safeguard the corporate interest, which is the common interest of the shareholders. 2. The Company's bodies will observe the principle of equal treatment in relation to shareholders. Chapter Two General meetings ARTICLE21. Regulation of the General Meeting 1. The General Meeting is the sovereign body of the Company and its resolutions are binding on all shareholders, including absentees, dissenters and those who abstain from voting. The rights of objection to which they are entitled remain unaffected. 2. The General Meeting is governed by these Articles of Association and the law.

3. The General Meeting, regularly constituted, represents the universality of the shareholders and will decide by simple majority on matters within its competence, unless the Law or these Articles of Association establish a larger majority. In all matters relating to information, participation and the exercise of voting rights at the General Meeting, the Company guarantees, at all times, eq ual treatment for all shareholders in the same position. 4. ARTICLE 22. CLASSES OF General Meeting 1. General meetings may be ordinary or extraordinary. 2. The ordinary General Meeting will neces arily meet within the rst six months of eac financial year in order to, if appropriate, approve the performance of company management; the financial statements of the previous financial year and resolve on the application of the profit or loss, as well as to approve, if appropriate, the consolidated financial statements and may also deliberate and resolve on any other matter within its competence, provided that it is on the agenda of the call or that it is legally appropriate and the General Meeting has been convened with the attendance of the required capital. 3. The ordinary General Meeting will be valid even when called or held outside the established deadline. Any General Meeting other than the one envisaged in the preceding paragraph will be deemed an extraordinary General Meeting. 4. ARTICLE23. CALLING OF GENERAL MEETING 1. General Meetings must be· formally convened by the board of directors and, where appropriate, by the Company liquidators. 2. The Board may call a General Meeting whenever i t deems it appropriate for the Company's interests and will be bound to do so in the following cases: (i) in the case envisaged in section two of the foregoing article in relation to the ordinary General Meeting; (ii) when requested by shareholders representing at Least five per cent (5%) of the share capital; and (iii) in any case, on the dates or during the periods determined by law or by these Articles of Association.

ln the event that shareholders representing at least five percent (5%) of the share capital request the call to the meeting, the meeting must be called to be held within two months following the date on which the board of directors was requested via notary to call the meeting. The agenda will include the items which constituted the object of the request. The announcement of the call will be made on the Comp·any's website, if it has been created, at least one month prior to the date set for the meeting, except in cases in which the Law establishes a different period of prior notice. 3. 4. 'fl?.e announcement will tate the name of the C mpany, the date and t.ime of the meeting on first call, the agenda setting out the matters to be dealt with, the position of the person or persons making the call, the place and manner in which the full text of the documents and proposed resolutions to be made available or submitted for the approval of the General Meeting may be obtained immediately and free-of-charge, including, where appropriate, the address of the Company's website where the information will be available. 5. If appropriate, it may also include the date upon which the General Meeting will be held on second call. A period of at least 24 hours must transpire between the first and second meeting. ARTICLE24. .Place and time of meeting l. The General Meeting will be held at the location ind icated in the notice, within the municipal district in which the Company has its registered offices (principal place). If no other venue is specified in the call, it will be understood that the meeting will be held at the Company's registered office. 2. The General Meeting, provided that there is good cause for doing so, may agree to its own extension for one or more consecutive days at the proposal of the board of directors or a number of shareholders representing at least one quarter of the share capital present at the meeting. Regardless of the number of sessions held, the General Meeting will be treated as single meeting and a single set of minutes will be drawn up for all of the sessions. 16/48

ARTICLE 25. QOURUM

1. An ordinary or extraordinary General Meeting will have achieved quorum, in its first call, when the shareholders present or represented hold at least 25% of the subscribed capital with voting rights. On second call a General Meeting will be deemed as quorate regardless of the amount of share capital in attendance.

2. If the meeting is called to deliberate on amendments of the Articles of Association, including a capital increase and reduction, the issue of debentures, the disapplication or limitation of the pre-emptive right to acquire new shares, as well as the transformation, merger, spin-off or global assignment of assets and liabilities, and the transfer of the registered office abroad, attendance will be necessary, on first call, for shareholders present or represented who hold at least 50% of the subscribed voting capital. The second call only requires that shareholders with 25% of the capital be present or represented.

3. If, in order to validly adopt a resolution on one or more of the items on the agenda of the General Meeting, it is necessary, in accordance with applicable legislation, for a specific quorum to be present and that quorum is not achieved, the General Meeting will confine itself to deliberating and deciding on items on the agenda which do not require the attendance of that percentage of the share capital or of such shareholders.

ARTICLE 26. Universal meeting

1. The General Meeting will be validly convened to address any matter without the need for prior notice whenever all the share capital is present or represented and those attending unanimously agree to hold the meeting.

2. The meeting with the presence or representation of all shareholders may be held at any venue in Spain or abroad.

ARTICLE 27. Attendance rights

1. Shareholders owning any number of shares may attend the General Meeting and take part with speaking and voting rights.

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In order to attend the meeting, the shareholder must have the ownership of the shares entered in the ledger of registered shares five days prior to the date on which the meeting is to be held. Compliance with this requirement will be evidenced by means of a public document establishing its regular acquisition or by any other means that allows, in accordance with current legislatiori, sufficient proof of registration. 2. 3. Members of the board of directors should attend the General Meetings. 4. The Chair of the General Meeting may authorise the attendance of any other person as he or shdeems fit. However,e General Meeting ay revoke this autho sation. ARTICLE28. Representation at the General Meeting 1. All shareholders with a right to attendance may be represented at the General Meeting by a proxy, who does not need to be a shareholder. The proxy must be appointed in writing specifically for each meeting. 2. The proxy may be revoked at any time. Personal attendance at the General Meeting of the represented shareholder will have the value of revocation of the proxy granted. 3. The Chair and Secretary of the board of directors and the persons to whom any of them delegates will have the broadest powers to verify the identity of the shareholders and their proxies, check the ownership and legitimacy of their rights and accept the validity of the attendance, delegation and remote voting card or a document or means that accredits the attendance or representation. ARTICLE29. Presiding board of the General Meeting 1. The Presiding Board of he General Shareholders Meeting will be made up as a minimum requirement by the Chair and the Secretary of the General Meeting. Members of the Company board of directors may also form part of this Board. Without prejudice to other powers assigned to it by these Articles of Association, the Presiding Board will assist the Chair of the meeting, at his or her request, in the performance of hls or her duties. 2. The board will be Chaired by the Chair of the board of directors and, in the event of a vacancy, absence or inability of the Chair, by the Vice-Chair of the board, if appointed. - 18/4-8 ·t

3. If neither is present, the role of Chair for the meeting will be filled by the oldest Board member, or, in the absence thereof, a shareholder chosen by the attendees. 4. The Chair of the General Meeting will be assisted by the Secretary. The Secretary of the board of directors will be the Secretary of the General Meeting and, in the event of a vacancy, absence or inability of the board of directors, the deputy Secretary. In the absence of a Secretary and Deputy Secretary of the board of directors, the Secretary of the meeting will be the youngest director present and, failing that, the shareholder chosen by the attendees. ARTICLE30. List of attendees Before beginning with the items on the agenda, the list of attendees will be taken,stating the nature or representation of each one and the number of shares held or represented thereby. At the end of the list, the number of shareholders present or represented will be determined. 1. 2. If the list of attendees is not available at the start of the General Meeting minutes, it will be attached to this as an appendix signed by the Secretary, with the approval of the Chair. The list of attendees may also be established as a file or included in a computer medium. ln these cases, the minutes will record the medium used and the identification signed by the Secretary of the general shareholders meeting with the Chair's approval will be printed on the sealed cover of the file or the medium. Notwithstanding the provisions of the previous section, in the event of a universal meeting, the list of attendees will be recorded in the minutes, followed by the signature of each of them, following the date and place and the agenda. 3. ARTICLE31. Deliberation of the General Meeting 1. Once the list of attendees has been drawn up, the Chair, if appropriate, will declare the General Meeting validly constituted and will determine whether it may be included in the consideration of all the items on the agenda or whether, on the contrary, it should e limited to one of them.

2. The Chairs hall submit the items on the agenda for deliberation and will direct the discussions so that the meeting may proceed in an orderly manner. To this end, the Chair will have the appropriate authority to impose order and discipline, including the. power to order the expulsion of anyone who disturbs the normal conduct of the meeting and even to order a momentary interruption of the session. The Chair may also give the floor to shareholders who so request, withdraw or refuse to give the floor, close debates when deeming that the matter has been sufficiently discussed, is not included on the agenda or hinders the conduct of the meeting, reject proposals made by shareholders and adopt measures of order such as setting turns or putting an end to·debate. Even if the Chair is in .attendance at the meeting, the discussion may be led by the deputy Chairs or the . . Secretary or the Board member the Chair sees fit. 3. Shareholders may request information under the terms set forth in the following article. 4. Any shareholder may also take part, at least once, in the deliberation of the items on the agenda. 5. Once the matter has been sufficiently discussed, the Chair will put it to the vote. ARTICLE32. Right to information 1. · From the communication or publication of the notice of cal1 to the General Meeting and up to the seventh day prior to the meeting, shareholders may request from the directors any information or explanations they deem necessary or formulate in writing, including the request by correspondence or any other means of remote communication, the questions they deem appropriate regarding the matters inclucJ.ed in the agenda. 2. During the General Meeting, shareholders may verbally request such information or explanations as they deem appropriate regarding the items on the agenda. If the shareholder's right cannot be satisfied at that time, the directors will be obliged to provide the information requested in writing within seven days following the end of the meeting. 3. The Board will be obliged to provide the information requested in accordance with the preceding paragraphs in the manner and within the periods established by law, unless such information is unnecessary for the protection of shareholders' rights, or there are I . on !1419 20/48 JNGtls d. d Ju r:. lnt "'' t objective reasons to consider that it could be used for non-company purposes or its dissemination could harm the Company or related companies. These exceptions will not apply when the request is supported by shareholders holding at least 25% of the share capital. 4. The notice of the General Meeting, when so required by law, wiil provide the appropriate indications with respect to the right to examine at the registered office and the means by which any shareholder may obtain from the Company, immediately and free-of-charge, the information and documents that must be made available or submitted for the approval of the General Meeting and, where appropriate, the report or reports legally required.. ARTICLE33. Voting 1. Each one of the items on the agenda will be put to vote individually. However, if circumstances should counsel and within the limits of the law, the Chair of the meeting may rule that the proposals corresponding to several points on the agenda be voted on together, in which case the result of the vote will be considered extended individually to each proposal if none of those present were to indicate a wish to alter their vote in relation to any particular item. Otherwise, the minutes will reflect the change in vote expressed by each of the attendees and the result of the vote corresponding to each proposal as a result thereof. In any case, even if they appear under the same item on the agenda, the appointment, ratification, re-election or. removal of each director must be voted on separ tel y; and in the modification of the Articles of Associationthat of each article or group of articles that have their own autonomy. 2. The Chair wilJ establish the voting system he or she considers most appropriate and direct the corresponding process. Specifically, the Chair may rule that the vote will take place by a show of hands, and if there is no opposition may consider the resolution as passed. 3. Shareholders or their representatives may vote on items on the agenda by postal or electronic correspondence.

4. A shareholder may not exercise the voting rights corresponding to their shares when a resolution is to be passed the purpose of which is·: (a) to release that shareholder from an obligation or to grant him/her a right; (b) to provide that shareholder with any kind of financial assistance, including gu antees; or (c) release the shareholder from obligations arising from the duty ofloyalty. The shares of a shareholder affected by any of these conflicts of interest will be deducted ·from the capital for tlie purposes of calculating the majority vote required in each case. · In cases of conflict of interest other than those outlined in this section, the shareholders will not be deprived of the right to vote. However, when the vote or the shareholder/s involved in a contract is decisive for the adoption of the resolution, the Company and, as appropriate, the shareholder/s affected by the conflict will bear the burden of proving, in the event of a challenge to such resolution, that the decision is in the best interest of the Company. The shareholder/s presenting the challenge must prove the conflict of interest. Exceptions to this rule include decisions relating to the appointment, removal, revocation and demands for liability of the directors and any others of a similar meaning in which the conflict of interest relates solel y to the posi tion held by the shareholder in the Company. In such cases, parties challenging the decision must prove damage to the Company interest. ARTICLE34. Passing of resolutions 1. The General Meeting, ordinary or extraordinary, will adopt its resolutions with the majorities required under the applicable regulations. Every share with a voting right, present or represented in the General Meeting, will entitle its holder to one vote. 2. The majority required to approve a resolution will require the favourable vote of the simple majority of the shares with voting rights present or rewesented at the General Meeting, it being understood that a resolution is passed when it obtains more votes in 22/48 favour than against the capital present or represented. Cases in which the law or these Articles of Association stipulate a larger majority are excluded. In particular, when shareholders representing 25% or more of the subscribed capital with voting rights but less than 50% attend the second call, the resolutions referred to in Article 25.2above may only be passed with the favourable vote of two thirds of the capital present or represented at the meeting. When shareholders representing more than 50% are in attendance, it will suffice for the resolution to be passed by an absolute majority of the present or future capital represented. 3. Once a matter has been put to the vote, the Chair will announce the result, if applicable declaring the resolution to have been validly passed. ARTICLE35. General meeting minutes l. The Secretary of the meeting will record the minutes of the meeting, and once approved they will be recorded in the book of proceedings. 2. The minutes may be approved by the General Meeting itself at the end of the meeting or, otherwise, within fifteen days, by the Chair of the meeting and two auditing shareholders, one on behalf of the majority and the other of the minority. The minutes approved in either of these two forms will be enforceable from the date of their approval and will be signed by the Secretary and approved by the Chair. 3. In the event that the presence of a Notary has been required in order to draw up the minutes of the meeting, the notarial minutes will not be submitted for approval, and the agreements contained therein may be executed as from the date of their closing. 4. Any certificates issued in relation to the minutes approved are to be signed by the Secretary or by the Deputy Secretary of the board of directors with the approval of the Chair or, as appropriate, by the deputy Chair. 5. All shareholders may exercise the right to record a summary of their speech in the minutes. Chapter Three Board of directors 23/48

ARTICLE36. BOARD OF DIRECTORS REGULATION 1. The Company will be governed by a board of directors. The board of directors will be governed by the applicable provisions of the law and by these Articles of Association. The board will implement and supplement such provisions by means of the appropriate board of directors regulation. 2. 3. The valid approval and amendment of the board of directors regulation will require a resolution passed by a two-thirds majority of the directors present or represented. ARTICLEj7. Powers of administration and supervision l. Except in matters reserved to the competence of the General Meeting by Law or the Articles of Association. the board of directors is competent to adopt resolutions on aU types of matters, as the supreme decision-making body of the Company. 2. Without prejudice to the fact that the board of directors has the broadest powers to manage, direct, represent and administer the Company, the board of directors will essentially focus its activity on the definition and supervision of the general management strategies and guidelines to be followed by the Company and its Group, as well as on the dissemination, coordination and monitoring of the general implementation of the management strategies, policies and guidelines of the Company and its Group with the general objective of creating shareholder value, entrusting as a general rule the direction and management of the Company's ordinary business to the delegated bodjes and the management team. 3. In any event, decisions relating to the following matters will be reserved to the exclusive competence of the full board of directors and may not be delegated: (a) Authorisation or release from obligations arising from the duty of loyalty in section 230 of the Spanish Corporate Enterprises Act. (b) Its own orgarusation and functioning. (c) The preparation of the financial statements, the director·report and the proposal for the application of the profit/loss, as well as the accounts and the directors' report. 24/48

(d) The drawing up of the financial statements and submission thereof to the General ' Meeting. (e) The formulation of any kind of report required by law from the governing body provided the operation referred to in the report may not be delegated. (f) The appointment of directors by co-option. (g) The appointment and dismissal of the Company's managing directors, as well as the establishment of the terms of their contract. (h) Appointment and renewal of the internal posts of the board·of directors and, where appropriate, of the members of the committ . (i) The establishment, in accordance with these Articles of Association, of the remuneration of the Board members, on the proposal, where appropriate, of the appointments and remuneration committee. 0) Payment of interim dividends. (k) Approval and amendment of the board of directors regulations governing its internal organisation and functioning. (l) The exercise of the powers delegated by the General Meeting when the power of substitution is not envisaged and to exercise any functions that the General Meeting bas entrusted to it, unless it has been expressly authorised by the General Meeting to sub-delegate them. (m) The approval, subject to a report, where appropriate, by the appointments and remuneration committee, of any transactions the Company or Group companies enter into with directors, under the terms established by the applicable regulations in this respect, or with shareholders who hold, individually or in concert with others, a significant stake including shareholders represen ted on the board of directors of the Company or of other companies that form part of the Group or with persons related thereto. The directors affected or representing or related to the affected shareholders must refrain from participating in the deliberation and 25/48 ·INGI S/

voting on the resolution in question, except for transactions established by law at any given time. The following transactions will not require approval by the board of directors, following a report, as the case may be, from the appointments and remuneration committee to be carried out by the Company, if they simultaneously meet the following three conditions: (i) they are made pursuant to contracts the terms and conditions of which are standardised and applied en masse to a large number of ·customers, (ii) they are carried out at generally established prices or tariffs by whoever acts as the supplier of the good or service in question, and (iii) their amount does not exceed one per cent qf the Company's anm al revenues. (n) The approval of investments or transactions that, by virtue of their amount or special characteristics, are considered as strategic or pose a special tax risk, unless their approval is the prerogative of the General Meeting; (o) The execution of any contract or establishment of any legal relationship between the Company and a third party whose value exceeds 80,000,000 euros, unless its approval is the prerogative of the General Meeting. (p) The determination of the Company's policies and strategies, and specifically: Approval of the annual budgets and, where appropriate, the strategic plan. 1. ii. Approval and supervision of the management objectives and dividend policy. iii. Approval of the investment and financing policy. tv. Defining the corporate structure of the group of companies of which the Company is the parent. v. Approval and supervision of the Corporate Governance policy of the Company and the Group. v1. Approval and supervision of the Corporate Social Responsibility Policy. vii. Approval of the directors' remuneration policy for submission to the General Meeting.

vw. Approval of the Company's treasury shares policy. (q) Determination of the Company's tax strategy. (r) Evaluation of the performance of the directors with executive functions in the Company. (s) Monitoring of the effective operation of the committees formed and the actions of the delegate bodies and the executives appointed. (t) Approval and monitoring, subject to a report, where appropriate, to the audit and ·compliance committee, of the risk control and management policy, including tax risks, as ell as the supervisioJ?-of internal informati.on and control syste. The appointment and removal. of managers who directly report to the board or of any of its members, as well as the establishment of the basic terms of their contracts, including their remuneration. (u) The convening of the general shareholders meeting and the preparation of the agenda and the proposed resolutions. (v) Approval of the creation or acquisition of ownership interests in special purpose vehicles or entities resident in jurisdictions considered to be tax havens, and any other transactions or operations of a comparable nature whose complexity might in;1pair the transparency of the Group. · (w) The powers delegated by the General Meeting to the board of directors, unless expressly authorised by the General Meeting to sub-delegate them. 4. The Board must perform an annual assessment of its functioiling and that of its committees and, based on its findings, propose an action plan to correct any shortcomings found. The result of the assessment will be indicated in the meeting minutes or attached thereto as an appendix. ARTICLE38. Powers of representation 1. The company is represented, in and out of court, by the board of directors acting in concert.

2. The Secretary of the board has the necessary powers of representation to formalise resolutions of the General Meeting and board of directors as public deeds and request their registration. 3. The powers of representation of the delegated bodies will be governed by the terms of the delegation resolution. In the absence of any indication to the contrary, it will be understood as jointly and severally conferred on the managing directors, if any, and, if there is a multi-person delegated body, on the Chair of the executive committee. ARTICLE39. Qu titative compositio!l of the board of dirt:ctors 1. The Board will be composed of a minimum of eleven members and a maximum of nineteen members. 2. The General Meeting will be responsible for establishing the number of board members. To this end, it will act directly by establishing the number by express agreement, or indirectly by covering vacancies or appointing new directors, within the minimum and maximum limits established in the previous paragraph. ARTICLE40. Qualitative composition of tbe board of directors l. Directors will be classified as executive or non-executive, with a distinction being made between proprietary, independent or other external directors, all in accordance with the law and the board of directors regulation. 2:. The General Meeting wiU ensure that, in the composition of the board of directors, the number of.external or non-executive directors constitutes a majority over the number of executive directors. 3. The General Meeting will also address the inclusion within the group of external directors of both the holders or representatives of the holders of significant stable shareholdings in the capital of the Company or who have been appointed owing to their status as shareholders of the Company (proprietary directors) and persons who, appointed in accordance with their personal and professional qualifications, can carry out their duties without being conditioned by relations with the Company or its Group, significant shareholders or its executives (independent directors).

4. The provisions of the previous sections do not affect the sovereignty of the General Meeting or diminish the effectiveness of the proportional system, which will be mandatory in the event of a grouping of shares pursuant to the law. However, it is binding on the board of directors which, in the exercise of its powers of proposal to the board and co-option for the filling of vacancies, may not deviate from these guidelines.

ARTICLE 41. Appointment of directors

1. Directors will be appointed by resolution of the General Meeting, and without prejudice to the appointment of directors by means of the proportional system adopted with the requirements established in the applicable regulations.

2. The post of director may be resigned, revoked and re-elected one or more times. The appointment of directors will take effect from the moment of their acceptance.

3. If vacancies occur during the term for which the directors are appointed, the board may appoint individuals, who must necessarily be shareholders, to occupy them until the first General Meeting is held.

4. Directors may not be appointed in the event of any incompatibility or prohibition provided for by law or in these Articles of Association or in the board of directors regulation.

ARTICLE 42. BOARD OF DIRECTOR POSTS

1. The Board, after reporting, where appropriate, to the appointments and remuneration committee, will elect a Chair and, optionally, a Vice-Chair. The vice-president will replace the president in case of vacancy, absence or incapacity.

2. The Chair of the board of directors, as the chief executive responsible for the efficient functioning of the board, will convene and preside over the meetings of the board of directors, setting the agenda, exercise the high institutional representation of the Company and will be responsible for the efficient functioning of the board of directors, ensuring, with the collaboration of the Secretary, that directors have sufficient advance notice and the necessary information to deliberate on the items on the agenda, directing discussions and deliberations and stimulating debate and the active participation of

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directors during board meetings and safeguarding their free taking of a position and expression of opinion. 3. In addition, the Chair of the board of directors will organise and coordinate, where appropriate, with the Chair of the board committees, the functioning and periodic evaluation of the board of directors and, if any, its committees. 4. Likewise, the board of directors will appoint, folloWing a report, where appropriate, from the appointments and remuneration committee, a Secretary and, at its own di cretion, a Vice-Secret. In order to be app inted, it is not necesS3!Y to be a director, in which case they will have speaking but not voting rights in meetings of the board of directors. The removal of the Secretary and, where applicable, of the Deputy Secretary or deputy secretaries will require a prior report from the appointments and remuneration committee, if any. The Secretary will assist the Chair in his duties and will provide for the proper functioning of the board, in particular by providing the directors with the necessary advice and information, preserving the board of directors' documentation, recording in the minutes bookshe meetings and certifying their content and the resolutions passed; and assisting the Chair so that the directors receive the relevant information for the performance of their duties with sufficient notice and in the appropriate format. The Secretary will ensure that the board's actions are formally and materially legal, ensuring that they comply with the applicable regulations and conform with these Articles of Association and other regulations, and ensure that Its procedures and the Company's rules of governance are observed. 5. The Chair, Vice-Chair and, if applicable, the Secretary and Vice-Secretary or· Vice Secretaries of the board of directors, who are re-elected Board members by resolution of the General Meeting, will continue to hold the posts they previously held within the board of directors, without the need for a new election, and without prejudice to the power of revocation of the board of directors with respect to the posts. 30/48

ARTICLE43. CONVENING BOARD MEETINGS 1. A meeting of the board will be convened by the Chair either on his own initiative, when slhe deems it appropriate, or at the request of at least three directors. Directors making up at least one third of the Board members may convene a meeting, while indicating the agenda, to beheld in the city where the Company has its registered office, if, after having made a request to the Chair, the meeting has not been convened within one month for no justified cause. 2. The calling of o dinary meetings will .be made personally t<? each of the directors. by letter, fax, telegram or electronic mail or by any other means by which it may be received, and will be authorised with the signature of the Secretary or Deputy Secretary by order of the Chair. The call will be made at least five days in advance. However, in extraordinary circumstances, a board meeting may be convened immediately by telephone or any other means. 3. The call should always include the agenda for the meeting, and should be accompanied by the relevant information, duly prepared and summarised. 4. Neverthele s. the meeting of the board will be considered validly constituted without the need for a call if all of its members are present and represented and they unanimously agree to hold the meeting and agree on the items of the agenda. ARTICLE44. Meetings of the board of directors 1. The Board will meet at least once a quarter and on as many occasions as the Chair deems appropriate for the proper functioning of the body. The Chair's obligation to call the meeting envisaged above is not affected. 2. The board meeting may be held in several rooms or places simultaneously, provided that the recognition and identification of the attendees, permanent communication between the attendees regardless of wh re they a.Fe, as well as the speaking and casting of the vote are ensured by audiovisual means otelephone, all in real time and, therefore, ensuring the unity of the event. Insuch a case, the system for connection will be set out in the call to meeting, as well as the locations where the necessary technical means will be available for members to attend and participate in the meeting. Those attending at tfs any of the venues will be considered, for all purposes relating to the board of directors, as attendees of one same meeting. Resolutions will be considered to be passed at the venue where the office of the Chair is located.

3. The board will meet at the registered office or at the venue or venues indicated in Spain or abroad by the Chair. As an exception, if no director opposes it, the board meeting may be held without a meeting in writing. In this case, directors may send by email to the Secretary of the board of directors, or whomever acts as such, their votes and any comments they wish to include in the minutes. A record of the resolutions passed by this procedure will be made in the minutes issued in accordance with applicable law.

4. The Chair may invite any individuals to meetings of the board of directors or to give items on the agenda if they are capable of improving the information provided to the directors.

ARTICLE 45. FUNCTIONING OF MEETINGS

1. A Board meeting will be validly constituted when the majority plus one of directors attend the meeting in person or duly represented.

2. Directors must personally attend the meetings held. However, directors who are unable to attend the meeting may be represented on the board by another director. The representation will be conferred in writing and specially for each meeting and will be communicated to the president or the Secretary by any means that allows its reception. Non-executive directors may only be represented by another non-executive director.

3. Directors may take part in the deliberations of the board by speaking and making such proposals as they deem appropriate on the different items on the agenda.

ARTICLE 46. BOARD RESOLUTIONS

1. Resolutions will be passed by an absolute majority of the directors personally present or represented at the meeting.

2. Except in cases where the law or the Articles of Association provide for a larger majority. In this regard, the favourable vote of at least two thirds of the members of the board will be required for the permanent delegation of any board power to an executive

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committee or to one or more managing directors, the appointment of the directors who are to occupy such positions or the approval of contracts between directors with executive functions and the Company. Likewise, the favourable vote of two thirds of the Board members pr sent or represented at the meeting will be required to amend the board of directors regulation. ARTICLE47. Minutes of Board meetings Board resolutions will be recorded in minutes, which will be entered or transcribed in 1. ·fl?.e board minutes boo. The minu es will be _approved by the boarof directors at the end of the meeting or at the next meeting. The miimtes may also be approved by the Chair and two directors appointed for that purpose at the corresponding meeting. 2. Once the minutes are approved, they will be signed by the Secretary of the board or of the meeting, and approved by whomsoever has acted as Chair. In the event that any of the people mentioned are unavailable for any reason, they will be replaced by the people established by the law or the Articles of Association. 3. Board resolutions will be certified by Secretary or Vice-Secretary of the board with the approval of the Chair or Vice-Chair, as the case may be. Chapter Four Delegated bodies and internal committees Delegated bodies and internal committees of the board ARTICLE48. 1. The Board may set up an executive committee within it and appoint one or more managing directors and select the persons to be appointed to these posts. 2. Likewise, the board may appoint other committees to which it entrusts powers in specific matters or areas, including audit and compliance, appointment and remuneration, with the powers established by law and in these Articles of Association, and such other committees or commissions as may be necessary or deemed appropriate for the best performance of their functions, and appoint their members and establish the functions assumed by each of them. 33/48

Executive committee ARTICLE49. 1. An executive committee may be set up within the board of directors, which, unless the board decides otherwise, will hold all the powers of the board, except those that cannot be delegated by law or by the Articles of Association. 2. The executive committee will be made up of the directors appointed by the board itself with the favourable vote of two thirds of its members, pursuant to a proposal from the appointments and remuneration committee, and will be renewed in the time, form and number decideby the board of direc ors. 3. The executive committee will be made up of a minimum of four and a maximum of eight members, and the board of directors will establish the number of members within the limits, as well as the designation thereof. In any case, the Chair of the board of directors, who will Chair its meetings, the Vice-Chair, if appointed, and, if applicable, the managing director(s), will be Board members. The Secretary of the board of directors will act as Secretary of the executive committee and, in their absence, the Vice Secretary, and, in the absence of both, the member of the committee designated by the same from among those attending the meeting in question. 4. The executive committee will meet at least four times a year and as many other times as the Chair deems appropriate, who may also suspend some or all of the ordinary meetings whenever s/he deems it appropriate. The executive committee will deal with all matters within the competence of the board of directors which; in the opinion of.the committee itself, must be resolved without further delay, except for those which cannot be delegated by law, these Articles -of Association and the board of directors regulation. The resolutions passed by the executive committee will be reported to the board of directors at the next meeting. 5. The provisions of the Articles of Association and of the board of directors regulation · relating to the operation of the board will apply to the executive committee, insofar as they are not incompatible with its specific nature. 34/48 I"'Gli S

ARTICLE SO. AUDIT AND COMPLIANCE COMMITTEE 1. The Board may set up an audit and compliance committee made up of a minimum of three and a maximum of seven directors, the board of directors being responsible for establishing the number of members within the aforementioned limits, as well as the appointment thereof, pursuant to a proposal, if any, from the appointments and remuneration committee, aU of which are non-executive, two of whom at least must be independent directors and one of these independent directors will be appointed taking into account their knowledge and experience in accounting, auditing or both. 2. The Chair of the audit and compliance committee will be appointed by the board of directors from among its independent members and will be replaced every four (4) years, and may be re-elected once the tenn of one (1) year has elapsed since their removal. The audit and compliance committee will also appoint a Secretary, who need not be a member of the committee. 3. The audit and compliance committee will have at least the foUowing compete.nces: (a) Submitting to the board of directors proposals for the selection, appointment, reappointment and removal of the external auditor, and the engagement conditions. (b) Regularly obtaining from the external auditor information on the audit plan and i ts execution, in addition to preserving its independence in the exercise of its duties. (c) Overseeing the effectiveness of the Company's internal control, internal audit and, if applicable, risk management systems, including tax-related systems, and discuss with the auditors any significant weaknesses in the internal control system identified during the perfonnance of the audit. (d) Prior to the issuance of the external auditor's report, the committee will annually issue a report expressing an opinion on the independence of the auditor. In any case, this report must contain the assessment of each and every one of the 35/48 additional services mentioned in letter j above, taken individually and as a whole, other than legal audit services, and in connection with the rules on independence or with the regulations governing audits. (e) Reviewing the Company's accounts, overseeing compliance with legal requirements and the correct application of accounting principles applicable in Spain and International Accounting Standards (IAS), and issue opinions on management proposals to modify accounting principles and criteria. .(f) Evaluating the r_esults of each audit ru;td the management te 's responses to its recommendations, and mediate and act as arbitrator in the event of discrepancies between management and the auditor regarding the principles and criteria applicable when preparing the financial statements. (g) Overseeing the process of drawing up and submitting the required financial information, supervising the internal audit services and reviewing the·appointment and replacement of the persons in charge of them. (h) Overseeing compliance with the audit contract and ensure that the auditor's opinion on the financial statements and the main content of the auditor's report are written clearly and accurately. (i) Carrying out follow-up and reporting, in advance, to the board of directors on all the matters established by law, the Articles of Association, and in the board of directors regulation, and in particular on: 1st the fmancial information that the Company must make public on a regulru: basis and 2nd the creation or acquisition of stakes in special-purpose vehicles or companies with registered offic.e in countries or territories regarded as tax havens. G) Establishing the appropriate relationships with the auditor for the purpose of receiving information on any.matter that may endanger their independence, to be examined by the Committee, and any other matter relating to the process of auditing the accounts, in addi tion to any other communication laid down in legislation regarding auditing accounts and auditing standards. In any event, it should annually receive from the external auditor a declaration of the latter's independence from the Company or entities directly or indirectly related to the Company, as well as information on additional services of any kind provided and the fees received from such entities by the external auditor or by persons or institutions related thereto, pursuant to the regulations governing auditing. (k) Reporting to the General Shareholders Meeting on any issues arising in relation . . . to those matters that fall within the competence of the committee. (l) Reviewing compliance with actions and measures resulting from reports or inspection actions of supervisory and control authorities. (m) Being aware of and, where appropriate, to respond to initiatives, suggestions or complaints raised by shareholders regarding the scope of the committee's functions and that are submitted to it by the board of directors of the Company. (n) Reporting on proposed amendments to the board of directors regulation prior to their approval by the board of directors. (o) Supervising the establishment and functioning of the whistle-blower's channel. (p) Any others attributed to it by these Articles of Association or the board of directors regulation. The provisions ofletters a), b), d) andj) of this section will be without prejudice to the regulations governing auditing. 4. The committee will meet at least once per quarter and as often as appropriate, following a call by the Chair, by his own decision or at the requestofthree of its members, ofthe executive committee, if any, or of the board of directors. 5. · The audit and compliance committee will be validly constituted with direct attendance or by means of representation of at least half plus one of its members and will adopt its resolutions by a majority of the attendees. In the event of a tie, the Chair will have the casting vote. 37/48

6. The audit and compliance committee will submit for the approval of the board of directors a Report on its activities during the financial year, which will serve to as a basis for the annual evaluation of the board of directors. The Board may implement and complete the above rules in its regulations, in accordance with the law and the Articles of Association. 7. ARTICLE 51. APPOINTMENTS AND REMUNERATIONS COMMITTEE l. The Board may set up an appointments and remuneration committee made up of three and a· maximum of five Eii rectors, the board of directors being responsible for establishing the number of members within the aforementioned limits, as well as the appointment thereof, following a proposal by the committee. All members of the committee must be non-executive directors, two of whom at Least must be independent directors. 2. The Chair of the appointments and remuneration committee will be appointed by the board of directors from among its independent members. The appointments and remuneration committee will also appoint a Secretary, who need not be a member of the committee. 3. The appointments and remuneration committee, without prejudice to the other functions assigned to it by law, the Articles of Association or, in accordance therewith, the board of directors regulation, will have at least the following powers: (a) Assessing the competences, knowledge, and experience required for the board of directors. To this end, protecting the integrity of the process of selecting directors and senior executives, defming the functions and aptitudes required of the candidates to fill each vacancy, ensuring that the candidates are suited to them and, in particular, making proposals to the board for the appointment and removal of directors, either by co-option or by proposal of the board to the General Shareholders Meeting, evaluating the time and dedication necessary for them to carry out their duties effectively, as well as proposing to the board the members who should be a member of each of the committees. · 38/48

(b) Establishing a target for representation of the less well-represented sex in the board of directors and prepare guidelines to achieve that target. (c) Submitting to the board of directors proposals for appointment of independent directors for their designation by co-ption or for submission to the General Shareholders Meeting, as well as the proposals for re-election or removal of these directors by the General Shareholders Meeting. (d) Reporting on the proposals for appointment of the remaining directors for appointment b:y co-option or for subiJ?ission to the General $hareholders Meeting,. as well as proposals for re-election or removal by the General Shareholders Meeting. (e) Reporting about proposals for appointments and removal of senior managers and propose the basic terms of their contracts. (f) Reporting on the appointment of the Chair and Vice-Chair of the board of directors; and to rep,ort on the appointment and removal of the Secretary and, where appropriate, the Vice-Secretary of the board of directors. (g) Examining and organising the succession plan for the Chair of the board of directors and chief executive of the Company and, where appropriate, making proposals to the board of directors to ensure the succession occurs in an orderly and planned manner. (h) Proposing to the board the remuneration policy for directors and general managers or those wo perform theirseniomanagement functions under the direct auth?rity of the board, of the executive committee, if any, or, where appropriate, of managing directors, as well as the individual remuneration and other contractual conditions of the executive directors. (i) Ensuring that directors comply with the obligations and duties established in the board of directors regulation. G) Reporting to the board of directors in advance of transactions with related parties. 39/48

(k) Any others attributed to it by these Articles of Association or the board of directors regulation. 4. The powers of the appointments and remuneration committee are solely advisory and proposal-based. 5. The committee will meet as often as is appropriate, at the call of the Chair, by his own decision or in response to the request of three of its members, of the executive committee, if any, or of the board of directors. Inany case, it will meet twice a year to prepare the ormation on direct rs' remuneration thathe board of directo!S must approve and include. in its annual public documentation. 6. The appointments and remuneration coii111littee will be validly Constituted with the direct attendance or by means of representation of at least half plus one of its members; and will adopt its resolutions by majority of the attendees. In the event of a tie, the Chair will have the casting vote. 7. The Board may implement and complete the above rules in its regulations, in accordance with the law and the Articles of Association. Chapter Five Director's charter ARTICLE52. · General obligations of a director 1. The function of the director is to guide and control the management of the Company in order to maximise its value for the benefit of shareholders. 2. In the performance of his/her duties, the director must act with the diligence of an orderly businessperson, taking into account the nature of the office and the functions attributed to him/her. In particular, the director is bound: (i) to demand the adequate and necessary information on the Company's progress in order to adequately prepare the meetings of the board and of the delegated bodies to which it b longs and to adequately fulfll their obligations; (ii) to attend the meetings of the bodies of which they form part and to take part in the debates; (iii) to carry out the tasks entrusted by the board of directors or the delegated bodies, provided that it is reasonably understood to be within 40/48 the sphere of the director's dedication; (iv) to denounce and report any irregularity in the management of the Company of which they may have been aware and t.o monitor risk situations; (v) urge, as the case may be, persons with the capacity to call meetings to call an extraordinary meeting of the board or to include in the agenda. of the first meeting to be held such matters as it deems appropriate; (vi) oppose resolutions contrary to the law, the Articles of Association or the interests of the Company, and request that their position be recorded in the minutes when deemed most appropriate for the protection of the interests of the Company; (vii) inform the' board of directors of the criminal cases in which they appear as defendants and the conduct thereof; and (viii) inform the appointments and remuneration committee, if any, of their other professional I . occupations and especially of their participation in other boards of directors. 3. A director must also perform their duties with the loyalty of a faithful representative, working in good faith and in the best interest of the Company. The duty of loyalty bounds a director to put the interests of the Company before his/her own, and specifically, to observe the rules contained in the applicable regulations and in the board of directors regulation. 4. The board regulation will develop the specific obligations of directors deriving from the duties of their office, paying special attention to situations of conflict of interest. ARTICLE 53. Powers of information and inspection 1. Directors are vested with the broadest powers to obtain information on any aspect of the Company, to examine its books, registers, documents and other records of corporate operations, to inspect all its facilities and to· communicate with the Company's senior management, having the duty to demand and the right to obtain from the Company the adequate and necessary information that be useful in fulfilling their obligations. 2. The exercise of the powers of information will be channelled through the Chair or the Secretary of the board of directors. ARTICLE 54. Term of office of director 1. Directors will' hold office forperiod of four years and may be re-elected one or more times for periods of equal duration. Once the term has expired, the appointment will l G expire once the next General Meeting has been held or the legal term for calling the ordinary General Meeting has expired. 2. Independent directors may hold office for a maximum term of twelve years and may not be re-elected after that term, except, where appropriate, for a favourable reasoned report from the appointments and remuneration committee. Resignation and cessation of directors ARTICLE 55. 1. Directors will cease to hold office when so decided by the General Meeting, when they notify the Company of their resignation and when the period for which they were appointed has elapsed. In the latter case, the cessation will be effective when the first General Meeting following the expiry of the period has been held or, if none has been held until then, when the legal period for holding the meeting that must resolve on the approval of the financial statements of the previous year has elapsed. 2. Directors must place their offices at the disposal the board of directors and, at the board's discretion, formalise the resignation in the following cases: (a) when they reach the age of eighty; (b) when they cease to hold the executive positions in the Company with which their appointment as director was associated; (c) when, due to unforeseen circumstances, they are subject to any of the applicable cases of incompatibility or prohibition; (d) when they are seriously reprimanded by, as the case may be, the appointrr{ents and remuneration committee for having breached their obligations as directors; (e) when their continuity on the board may jeopardise, for any reason and directly, indirectly or through persons linked to it, the loyal and diligent exercise oftp.eir functions in accordance with the Company's interest or negatively affect the Company's credit and reputation; or (f) when the reasons for which they were appointed no longer exist. 3. When a director voluntarily leaves office before the end ofhis term of office, slhe must send all the Board members a letter explaining the reasons for the departure. Directors' remuneration ARTICLE 56. 1. Directors, in their capacity as Board members, will be entitled to receive remuneration from the Company consisting of a fixed annual amount and attendance fees. The ] 42/48 oiNGlEs maximum amounts to be paid by the Company to the directors will be that set by the General Meeting. This amount, if not modified by the General Meeting, will increase annually according to the Consumer Price Index. The Board will be responsible for setting the exact amount to be paid withithis limit and its distribution among the different directors. 2. In addition, directors who have executive functions within.the Company will be entitled to receive, for this item, remuneration for the performance of such duties consisting of: (i) a fixed portion, appropriate to the services and responsibilities assumed; (ii) a variable portion, correlated with some indicator of the performance of the director or of . the Company; (iii) a.welfare portion, whie;h will include the appropriate pension and . insurance systems; (iv) compensation in the event of severance or any other form of termination of the legal relationship with the Company not due to non-compliance attributable to the director; and (v) compensation arising from the establishment of a post-contr ctual non-competition agreement; all within the framework ofe provisions of the law. The Board will be responsible for determination of the amount of the remuneration items comprising the fixed portion, the methods for configuring the indicators for calculating the var_iable portion (which in no case may consist of a share in the Company's profits) and the welfare provisions, as well as any compensation for termination of the legal relationship or compensation in the event of a non-competition agreement, in accordance with the directors' remuneration policy approved by the General Meeting, pursuant to a report, where appropriate, from the appointments and remuneration . . . committee, and without exceeding the maximum amount approved by the General Meeting. The remuneration attributed to the executive directors for the performance of the duties will be included in a contract to be concluded between each executive director and the Company, which must be previously approved by the board of directors with the favourable vote of two thirds of its members, and must be included as an annex to the minutes of the meeting. The director concerned must refrain. from attending the deliberation and from taking part in the vote. 43/48 GL S

3. The board will ensure that remuneration takes into consideration the duties, responsibilities and degree of commitment involved in the role that each director is called upon to play, membership, where appropriate, of board committees and other circumstances that it deems relevant Accordingly, when the Chair of the Company does not have executive functions, slhe may receive a complementary remuneration, which may be approved by the board of directors in view of the special dedication required by his/her position. 4. The remuneration for the year agreed under this article will be included in the Report to be submitted for the approval of the ordinary General Shareholders Meeting under the terms established by law or regulatipn. 5. The remuneration of all directors (both executive and external) may also include, in addition to the amounts determined in accordance with the foregoing sections, the delivery of shares or share options or remuneration linked to the value of the shares. The General Shareholders Meeting will have power to decide whether the remuneration is supplemented by the delivery of shares in the Company or its parent company, share options or remuneration linked to the value of the shares. The agreement must include the maximum number of shares that may be allocated to this remuneration system each year, the exercise price or the system for calculating the exercise price of the stock options, the value of the shares, which may be taken as a reference, and the duration of the plan. 6. The Company is authorised to take out civil liability insurance for its directors. 7. Directors' remuneration will be commensurate with their dedication to the Company and will be in reasonable proportion to the importance of the Company, its current economic situation and the market standards of comparable companies. The remuneration system should be aimed at promoting the Company's profitability and sustainability in the long term and incorporate the necessary safeguards to avoid taking excessive risks or rewarding unfavourable results. 44/48

TITLE FIVE TELEMATIC COMMUNICATIONS ARTICLE 57. Telematic communications Subject to the Law, all shareholders and directors, by the very fact of acquiring such status, accept that communications between them and with the Company may be made by telematic means and are obliged to notify the Company of an email address and any subsequent mod ifications if they occur. TITL£SIX FINANCIAL YEAR AND FINANCIAL STATEMENTS ARTICLE 58. Financial year The financial year will commence on l January and end on 31 December. ARTICLE 59. PREPARATION OF FINANCIAL STATEMENTS 1. Within the legal period, the board of directors will draw up the annual accounts, directors' report, if required; the proposal for the application of results as weU as, where appropriate, the financial statements and directors' report. The frnancial statements and directors' report must be signed by all the directors.If the signature of any of them is missing, it will be indicated in each of the documents in which it is missing, and the cause specified. 2. The documents referred to in the previous paragraph, accompanied by the auditors' report, will be submitted for approval to the General Meeting. Once the General Meeti ng has been called,-any shareholder may obtain from the Company, without delay and free of-charge, the documents that will have to be submitted to the shareholders for their approval, as well as the auditors' report. ARTICLE60. VERIFICATION OF FINANCIAL STATEMENTS 1. The financial statements, and, as thee may be, the directors' report fthe Company, as well as the consolidated financial statements and directors' report, must be reviewed by the auditor in the cases and under the terms established by law. Lts

2. The auditor will be appointed by the General Meeting before the end of the financial year to be audited, for an initial period of time which may not be less than three years nor more than nine years from the date on which the first financial year to be audited begins, without prejudice to the regulations governing the activity of audits with respect to the possibility of an extension. 3. Ifthere is an audit and compliance committee, it must authorise any contracts between the Company and the auditor that are outside the auditing activity. 4. · The Boarwill include in the _annual report inforrn tion on services othr than the auditing of accounts provided to the Company by the auditor or by any firm with which the auditor has a significant relationship, and the overall fees paid for such services. ARTICLE61. APPROVAL OF FINANCIAL STATEMENTSAND DISTRIBUTION OF PROFIT/LOSS 1. The financial statements will be submitted to the approval of the general shareholders meeting. 2. Once the financial statements have been approved, the General Meeting will resolve on the allocation of the profit/loss for the year. 3. Dividends may only be distributed against the profit for the year, or unrestricted reserves, if the reserves required by law and the Articles of Association have been satisfied and if the net book value after the distribution does not fall below the total share capital. If losses.exist from prior years that make the Company net worth lower than the share capital figure, any pr?fit must be allocated to offsetting such losses. For these purposes, profit allocated directly to equity may not be distributed either directly or indirectly. 4. [f the General Meeting resolves to distribute dividends, it will determine the time and form of payment. The determination of these matters may be delegated to the board of directors, as well as any other that may be necessary or convenient for the effectiveness of the agreement. 5. The board may resolve that the dividend be paid in full or in part in kind provided that:

(a) the goods or rights being distributed are like-for-like, and (b) they are not distributed at a lower value than they given in the Company's balance sheet. [n the event of a capital reduction due to the repayment of contributions, payment to shareholders may be made, in whole or in part, in kind provided that the assets or rights awarded to them meet the same conditions. 6. Dividends will be distributed to shareholders in proportion to the share capital they have paid out. ARTICLE62. FILING' OF THE APPROVED FINANCIAL STATEMENTS Within one month following the approval of the financial statements, the board of directors will deposit the annual accounts and directors' report, as well as the consolidated financial statements and directors' report, together with, where appropriate, the corresponding auditors' reports, the certification of the resolutions of the General Shareholders Meeting approving the statements, duly signed. and application of the result, as well as, where appropriate, the other mandatory documentation, pursuant to the terms and within the periods established by law. TITLE SEVEN DISSOLUTION AND LIQUIDATION OF THE COMPANY ARTICLE63. DISSOLUTION OF THE COMPANY The Company will be dissolved in the cases and with the requirements established in the Law. ARTICLE64. Liquidation Once the Company has been dissolved, all the Board members with a current appointment and registered in the Mercantile Registry will be converted into Liquidators, who will act as a collegiate body, and the legal and statutory provisions relating to the operation of the board of directors will apply. This is unless the General Meeting appoints other liquidators in ·the resolution for dissolution. 47/48 E da NGLt!S

ARTICLE65. Surviving assets and liabilities 1. Once the entries relating to the Company have been cancelled, if corporate assets remain, the Liquidators must award the former shar.ehoJders the additional. quota corresponding to them after converting the assets into cash when necessary. Once six months have elapsed since the liquidators were required to comply with the preceding paragraph, without the former shareholders having been awarded the addi.tional quota, or in the event of the absence of the liquidators, any concerned party may request the First Instance Judge of the last registered office to appoint a person to replace them in the performance of their duties. 2. The former shareholders will be jointly and severally liable for unpaid corporate debts up to the Limit of what they have received as a liquidation fee, without prejudice to the liability of the liquidators in the event of fraud or negligence. 3. In order to comply with formal requirements relating to legal acts prior to the cancellation of the Company's entries, or when necessary, the former liquidators may formalise legal acts in the name of the Company extinguished after its removal from registration. ln the absence of liquidators, any concerned party may request the formalisation by the Judge of First Instance with jurisdiction in the Company's domicile. TITLE EIGHT JURISDICTION ARTICLE66. Jurisdiction Any disputes that may arise between the Company and its directors or shareholders will be submitted to the Courts of Justice of the city of Madrid, with waiver of any other jurisdiction. 48/48

 Mrs. M'Soledad Valcarcel Conde, Sworn English Translator-Interpreter, designated by the Ministry of Foreign Affa irs and Cooperation, hereby certifies that the foregoing is an accu rate and complete translation into English of a document written in Spanish. Madrid, 17 June 2019. Signed:M' Soledad Valc:ircel Conde Dona M'Soledad Valc:ircel Conde, Traductor lnterprete J urado de lngles, nombrado por el Ministerio de Asuntos Exteriores y de Cooperaci6n, certifies que Ia que antecede es una trad ucci6n fiel y completa at ingles d e un documento redactado en espaiiol. En Madrid, a 17 dejunio de 2019. Firmado:M" Soledad Va l carcel Conde